Exhibit 99.1
Investor Contact
Michael W. McCarthy
mmccarthy@ambientcorp.com
(617) 614-6906

Media Contact
Joanna Hamblin
jhamblin@ambientcorp.com
(617) 614-6793

Ambient Corporation Reports Results for the Full Year 2012

Newton, MA, March 11, 2013 – Ambient Corporation (NASDAQ: AMBT), provider of a secure, flexible and scalable smart grid communications and applications platform, announced today financial results for the year ended December 31, 2012.

Total revenue for 2012 was approximately $42.8 million compared to approximately $62.1 million for the same period in 2011.  The decrease in total revenue was the result of the Company’s largest customer’s decision to modify its timelines for installation in the field.

Gross margins for the year ended December 31, 2012, were 42.7% compared to 43.2% for the same period in 2011.  The Company attributed the stability of its gross margins to the commercial scale of production and deployment achieved over the past two years.

“During fiscal 2012, we continued to make a number of strategic investments to support our long-term growth.  In particular, there are three that will be crucial to our success in the coming years. In working with our marquee customer, we further demonstrated the scalability and robustness of our technology platform,” commented President and Chief Executive Officer, John J. Joyce.

Continued Mr. Joyce, “We successfully broadened our product and application portfolios with the introduction of the Ambient MicroNode, Ambient MiniNode, and our AmbientPQM (power quality monitoring) application.  Each of these additions provides customers with added flexibility and capability suited to a utility’s unique requirements. And, we continued to strategically invest resources in our sales and marketing teams.  We are encouraged by the market’s initial interest and acceptance of these enhancements.”

Research and development expenses were approximately $14.3 million for year ended December 31, 2012, compared to approximately $11.7 million for the same period in 2011. The increase in research and development was due primarily to increased personnel and consultant expenses required for the continued development of the Company’s communications nodes, enhancements of the AmbientNMS®, and other product development efforts.

Selling, general, and administrative expenses for year ended December 31, 2012, were approximately $9.6 million compared to $8.2 million for the same period in 2011. The increase in selling, general, and administrative expenses was due to an increase in personnel and related costs, and increased efforts to market and commercialize the Company’s communications platform.

Net loss for the year ended December 31, 2012, was approximately $5.4 million, or $0.33 per share, compared to net income of approximately $10.1 million, or $0.59 per diluted share, for the same period in 2011.  Non-cash expenses included in net loss totaled approximately $3.5 million during the year ended December 31, 2012, consisting of depreciation expense, stock-based compensation expense, and the write-off of deferred finance costs.

Cash and cash equivalents totaled $13.3 million as of December 31, 2012, compared to $18.0 million at December 31, 2011. Total working capital was $12.1 million as of December 31, 2012, compared to $14.3 million at December 31, 2011.

About Ambient Corporation
Ambient designs, develops and sells the Ambient Smart Grid® communications platform. The Ambient Smart Grid products and services include communications nodes; a network management system, AmbientNMS®; integrated applications; and maintenance and consulting services. Using open standards-based technologies along with in-depth industry experience, Ambient provides utilities with solutions for their smart grid initiatives. Headquartered in Newton, MA, Ambient is a publicly traded company (NASDAQ: AMBT). More information on Ambient is available at www.ambientcorp.com.

This press release contains statements about our future and the future of our industry and markets that are “forward-looking statements” within the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based upon our current expectations, estimates and projections about our business and our industry and reflect our beliefs and assumptions based upon information available to us at the date of this release. These forward-looking statements are not guarantees of future performance. Our actual results, performance or achievements could differ materially from those expressed or implied by the forward-looking statements as a result of a number of factors, which could have a material adverse effect on our operations and future prospects.  These factors include, without limitation, our ability to retain and attract customers, particularly in light of our dependence on a single customer for substantially all of our revenue; our expectations regarding our expenses and revenue, including our expectations that our research and development expenses and selling, general and administrative expenses may increase in absolute dollars; anticipated trends and challenges in our business and the markets in which we operate, including the market for smart grid technologies; our expectations regarding competition as more and larger companies enter our markets and as existing competitors improve or expand their product offerings; our plans for future products and enhancements of existing products; our anticipated cash needs and our estimates regarding our capital requirements; our anticipated growth strategies; and other risks and uncertainties described in our filings with the Securities and Exchange Commission. We undertake no obligation to publicly update or revise any forward-looking statements.

Ambient, Ambient Smart Grid and AmbientNMS are registered trademarks of Ambient Corporation. Ambient MiniNode, Ambient MicroNode and AmbientPQM are trademarks of Ambient Corporation.

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AMBIENT CORPORATION
CONSOLIDATED BALANCE SHEETS
(in thousands, except share and per share data)
	December 31,	December 31,
	2012	2011
Assets
Current assets:
Cash and cash equivalents	$13,314	$17,965
Accounts receivable	2,287	284
Inventory	575	1,460
Prepaid expenses and other current assets	709	527
Total current assets	16,885	20,236

Property and equipment, net	1,444	1,249
Deferred finance costs	-	389

Total assets	$18,329	$21,874

Liabilities and Stockholders' Equity
Current liabilities:
Accounts payable	$2,842	$3,920
Accrued expenses and other current liabilities	1,139	714
Deferred revenue	683	453
Accrued warranty	126	115
Income taxes payable	-	41
Warrant liability	3	671
Total current liabilities	4,793	5,914
Non-current liabilities
Deferred rent	-	99

Total liabilities	$4,793	$6,013

Commitments

Stockholders' Equity:
Preferred stock, $0.001 par value;
5,000,000 authorized, none issued and outstanding	-	-
Common stock, $0.001 par value;
100,000,000 shares authorized;
16,664,553 and 16,567,384 shares issued; and
16,664,553 and 16,557,384 shares outstanding, respectively	17	17
Additional paid-in capital	240,340	237,421
Accumulated deficit	(226,821)	(221,377)
Less: treasury stock; 0 and 10,000 shares at cost	-	(200)
Total stockholders' equity	13,536	15,861

Total liabilities and stockholders' equity	$18,329	$21,874

AMBIENT CORPORATION
CONSOLIDATED STATEMENTS OF OPERATIONS
(UNAUDITED)
(in thousands, except per share data)

	For the Year Ended December 31,
	2012	2011
Total revenue	$42,805	$62,112
Cost of goods sold	24,517	35,274
Gross profit	18,288	26,838

Operating expenses:
Research and development expenses	14,336	11,665
Selling, general and administrative expenses	9,656	8,244
Write-off of deferred financing costs	389	-
Total operating expenses	24,381	19,909

Operating (loss) income	(6,093)	6,929

Interest income	198	19
Interest expense	(1)	-
Mark-to-market adjustment of warrant liability	452	3,306
Total other income	649	3,325

(Loss) income before taxes	(5,444)	10,254

Provision for income taxes	-	204

Net (loss) income	$(5,444)	$10,050

Net (loss) income per basic share	$(0.33)	$0.61
Net (loss) income per diluted share	$(0.33)	$0.59

Weighted average shares used in computing basic net (loss) income per share	16,625	16,515
Weighted average shares used in computing diluted net (loss) income per share	16,625	16,905